SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2004

CC V HOLDINGS, LLC
CC V HOLDINGS FINANCE, INC.
(Exact name of registrants as specified in its charter)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-75415 333-75415-03	13-4029965 13-4029969
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.02 APPOINTMENT OF PRINCIPAL OFFICERS.

Charter Communications, Inc. ("Charter"), the indirect parent company and manager of CC V Holdings, LLC and CC V Holdings Finance, Inc., today announced the appointment of Derek Chang and Paul Martin as Interim Co-Chief Financial Officers effective August 25, 2004.

Derek Chang, 36, joined Charter in December 2003 as Executive Vice President of Finance and Strategy, and will continue to hold that title. Mr. Chang was previously Executive Vice President of the Yankees Entertainment and Sports (YES) Network, a regional sports programming network in New York where he headed corporate development and financing activities from the company's inception in 2001 until joining Charter. Prior to joining YES, he was the Chief Financial Officer and Co-Chief Operating Officer of GlobalCenter, the web hosting subsidiary of Global Crossing.

Mr. Chang worked for TCI Communications/AT&T Broadband in Denver from 1997 to 2000, ultimately as Executive Vice President of Corporate Development where he directed the mergers and acquisitions activities and managed a multibillion dollar portfolio of cable joint ventures. He was with InterMedia Partners in San Francisco from 1994 to 1997 where he held a number of positions and was ultimately Treasurer. A cum laude graduate of Yale University with a B.A. in History, Mr. Chang also received an M.B.A. from the Stanford University Graduate School of Business.

Under the terms of an offer letter effective December 2, 2003, Mr. Chang received an annual base salary of $400,000, which was increased in May 2004 to $450,000, and is eligible for an annual performance bonus. Mr. Chang also is eligible to participate in Charter's 2001 Stock Incentive Plan and Long-Term Incentive Program. Mr. Chang was granted 350,000 options to purchase Class A common stock of Charter and 50,000 restricted shares. Mr. Chang's agreement provides that one half of his unvested restricted shares would immediately vest, and one half of his unvested options of the initial option grant would vest if (1) there is a change in Charter's current Chief Executive Officer, (2) there is a change in reporting relationship to anyone other than the Chief Executive Officer, (3) there is a requirement that the employee relocate, (4) there is a change of control of Charter, or (5) if terminated without cause. In addition, Mr. Chang would be entitled to eighteen months of full severance benefits, plus the pro rata portion of his bonus amounts within thirty days after termination because of any of these events.

Mr. Chang will receive a special $150,000 bonus, in addition to any other bonuses to which he may be otherwise entitled, conditioned upon his continued service as Interim Co-Chief Financial Officer through March 31, 2005, or such earlier date on which Charter may appoint a new permanent Chief Financial Officer, and his continued employment with Charter when the bonus is payable in March 2005.

Mr. Martin, 44, joined Charter in March 2000 as Vice President and Corporate Controller and was promoted to his current position as Senior Vice President and Principal Accounting Officer in April 2002. Mr. Martin will retain that title in addition to his title as Interim Co-Chief Financial Officer.

Prior to joining Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a paper products manufacturer in Chicago, from February 1999 to January 2000. Before that, he served as Chief Financial Officer for Rawlings Sporting Goods Company, Inc. in St. Louis. He started his career in the audit division of Arthur Andersen in 1982. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri at St. Louis. He is a member of the Missouri Society of Certified Public Accountants and the National Cable and Telecommunications Association Finance and Operations Committee.

Mr. Martin will receive a special $50,000 bonus, in addition to any other bonuses to which he may be otherwise entitled, conditioned upon his continued service as Interim Co-Chief Financial Officer through March 31, 2005 or such earlier date on which Charter may appoint a new permanent Chief Financial Officer, and his continued employment with Charter when the bonus is payable in March 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1	Press release dated September 2, 2004. (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 2, 2004 (File No. 000-27927)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CC V Holdings, LLC and CC V Holdings Finance, Inc. has duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CC V HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Registrants' Manager

Dated: September 2, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer, Senior Vice President and Corporate Controller
(Co-Principal Financial Officer and Principal
Accounting Officer)

CC V HOLDINGS FINANCE, INC.
Registrant

Dated: September 2, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer, Senior Vice President and Corporate Controller
(Co-Principal Financial Officer and Principal
Accounting Officer)